June 9 , 2010

Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey 08830

Dear Sirs:

We have acted as special counsel to Middlesex Water Company (the “Company”), in connection with (i) the proposed issuance and sale by the Company of 1,700,000 shares (the “Firm Shares”) of the Company’s common stock,  no par value (the “Common Stock”), and the grant of an option to purchase up to an additional 255,000 shares of Common Stock (the “Additional Shares” and, together with the Firm Shares, the “Shares”) pursuant to the underwriting agreement (the “Underwriting Agreement”) by and between the Company and  Janney Montgomery Scott LLC, on behalf of itself and Edward D. Jones & Co., L.P.  dated June 8, 2010, to be filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K on or about the date hereof, (ii) the filing by the Company of the Registration Statement (“Registration Statement”) on Form S-3 (File No. 333-166425) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the Shares are registered under the Act and (iii) the filing by the Company on the date hereof of the Prospectus Supplement dated June 8, 2010 relating to the proposed issuance and sale of the Shares (the “Prospectus Supplement”), with the SEC pursuant to Rule 424(b)(2) promulgated under the Act.

In such capacity, we have examined (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) the Underwriting Agreement, (iv) copies of the Company's Restated Certificate of Incorporation and amendments thereto, (v) the By-laws of the Company, as amended; (vi) certificates of officers of the Company and of public officials, and (vii) such other corporate records and documents as we have deemed necessary in order to express the opinion set forth below.

Middlesex Water Company
June 9, 2010

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of such original documents.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary corporate action by the Company, and upon delivery of the Shares by the Company’s transfer agent against payment therefor as contemplated by the Underwriting Agreement and the Prospectus Supplement, and assuming as to the Additional Shares only the Underwriters’ proper exercise of the over-allotment option described in the Underwriting Agreement,  the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to our firm in prospectus included in such Registration Statement under the heading "Legal Matters". In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

NORRIS McLAUGHLIN & MARCUS, P.A.

/s/ Norris McLaughlin & Marcus